EXHIBIT 99.1

NBC Capital Corporation Reports Improved 2005 Results

    STARKVILLE, Miss.--(BUSINESS WIRE)--Jan. 26, 2006--NBC Capital Corporation (AMEX: NBY) today reported an 11.8% increase in net income to $13.8 million, or $1.68 per diluted share, for 2005. The Company also reported fourth quarter net income of $3.3 million, or $0.40 per diluted share.
    "NBC's improved results for 2005 were due to growth in margins and earning assets during the year," stated Lewis F. Mallory, Jr., chairman and chief executive officer of NBC Capital Corporation. "We benefited from higher interest rates and our expansions in Memphis and Birmingham were instrumental in building loan growth in 2005.
    "During the year, we took significant steps to consolidate our bank's structure and re-brand our bank's image. We are pleased that NBC grew earnings in 2005 while absorbing approximately $769,000 in expenses ($0.09 per share after-tax) related to our strategic initiatives, including our de novo entry in the Birmingham market, changing all of our banks' names to Cadence Bank and merging Enterprise Bank into Cadence Bank. These costs were offset somewhat by a one-time gain on the sale of our interest in the Pulse Card Clearing Network that netted $501,000 ($0.06 per share after-tax).
    "Our fourth quarter results were on target and benefited from continued loan growth and improved margins. We also incurred the bulk of the strategic initiative costs in the fourth quarter ($508,000 - $0.06 per share after-tax) and still had a solid quarter. We are pleased with our results and believe the combination of our single corporate structure, expanded markets and new system-wide name will be important contributors to our continued growth," stated Mr. Mallory.

    Fourth Quarter Results

    Net interest income rose 3.0% to $11.6 million in the fourth quarter of 2005 compared with $11.2 million in the fourth quarter of 2004. The growth in net interest income was due to higher loan balances and an increase in margins.
    Total interest income rose 14.5% to $19.6 million for the fourth quarter of 2005 compared with $17.1 million in the fourth quarter of 2004. Interest and fees on loans increased 19.4% due to a 112 basis point increase in average yields and a $1.3 million increase in average loan balances from the fourth quarter of 2004. Interest and dividends on investment securities were down 0.9% compared with the fourth quarter of 2004 due to a 6.4% decrease in average investment securities offset somewhat by an 11 basis point improvement in yield.
    "Loan demand remained strong in our Tennessee markets and in Tuscaloosa. Our new Birmingham office was also a solid contributor to loan growth in the fourth quarter. During the fourth quarter, loans grew $49.3 million, or 6.1%, on a sequential quarterly basis," continued Mr. Mallory. "Loan demand in our Mississippi markets has been slower to recover; however, these markets continue to be an excellent source of lower cost deposits since they are less competitive than the larger metropolitan areas.
    "We plan to add additional offices in Tennessee and Alabama in 2006 to further develop these fast growing markets. We are also evaluating additional markets for de novo expansion and acquisition opportunities to further leverage our consolidated infrastructure," continued Mr. Mallory.
    NBC's provision for loan losses was $600,000 in the fourth quarter compared with $1.2 million in the same period last year. The decrease was primarily related to an overall improvement in loan quality and an improved economy in the Company's markets. At the end of the fourth quarter, the reserve for loan losses was $9.3 million, or 1.1% of total loans, compared with $10.9 million, or 1.3% of total loans, in the fourth quarter of 2004. Net interest income after provision for loan losses rose 9.7% to $11.0 million in the fourth quarter compared with $10.0 million last year. The Company is funding its reserves for loan losses at the maximum level permitted by its evaluation of reserve adequacy.
    Non-interest income declined 3.5% to $4.66 million compared with $4.83 million in the fourth quarter of 2004. The decrease in non-interest income was due primarily to lower service charges on deposit accounts and a decline in mortgage fee income compared with the fourth quarter of 2004. These declines were offset somewhat by higher insurance commissions and other non-interest income.
    Non-interest expenses increased 6.5% to $11.8 million compared with the fourth quarter of 2004. The increase was due primarily to expenses associated with the de novo entry in Birmingham, the consolidation of the banks under a single corporate structure and costs associated with the bank's name change. These expenses totaled $508,000, or $0.06 per share after-tax.
    Income before taxes was $3.9 million in the fourth quarter of 2005 compared with $3.8 in the fourth quarter of 2004. The tax rate for the fourth quarter of 2005 was 15.6% compared with 10.8% in the same period last year.
    Net income for the fourth quarter of 2005 was $3.3 million, or $0.40 per diluted share, compared with net income of $3.4 million, or $0.41 per diluted share, in the fourth quarter of 2004.
    Return on average assets was 0.9% in the fourth quarter of 2005 and 2004. Return on average equity was 11.1% in the fourth quarter of 2005 compared with 11.9% in the fourth quarter of 2004.

    2005 Annual Results

    Net income for 2005 rose 11.8% to $13.8 million, or $1.68 per diluted share, compared with $12.3 million, or $1.50 per diluted share, in 2004. Net interest income rose 9.7% to $45.2 million in 2005 compared with $41.2 million in the same period of 2004. Non-interest income declined to $19.9 million in 2005 compared with $20.1 million in 2004.
    NBC's provision for loan losses declined 39.6% to $2.1 million in 2005 compared with $3.5 million last year. By comparison, net loans increased 4.4% over the same period. Net interest income after provision for loan losses was $43.1 million in 2005 compared with $37.7 million in 2004.
    Return on average assets was 1.0% in 2005 compared with 1.0% in 2004. Return on average equity was 11.8% in 2005 compared with 11.0% last year.
    Book value per share was $14.31 at December 31, 2005, and $14.06 at December 31, 2004. Shareholders' equity was $117.0 million and $114.8 million at December 31, 2005 and 2004, respectively.

    Stock Buy-Back Program Renewed

    NBC announced that its Board of Directors renewed the previously authorized stock repurchase plan that had expired. Under the renewed plan, NBC can repurchase up to 298,783 shares of its common stock. No shares were repurchased by NBC in 2005.

    2006 Expectations

    NBC expects earnings for 2006 to be in the range of $1.65 to $1.72 per diluted share compared with $1.68 reported in 2005. The 2006 earnings estimate includes $0.19 per share in anticipated costs related to NBC's strategic growth plans for 2006. This includes the planned expansion of branches in the Memphis and Birmingham markets, and a de novo entry into a new market.
    Expectations for the first quarter of 2006 are for net income to be in the range of $0.39 - $0.43 per share. Cash earnings(a) for the first quarter are expected to be in the range of $0.41 - $0.45 per share. NBC's 2005 first quarter GAAP net income was $0.46 per diluted share and included a $0.06 per share one-time gain on the sale of the bank's interest in the Pulse Card Clearing Network.

    (a) Use of Non-GAAP Financial Measures

    Cash earnings per share is defined as GAAP earnings per share adjusted for amortization of acquisition related expenses, primarily amortization of deposit premium related to the acquisition of Enterprise National Bank. NBC presents cash earnings per share because its management uses the measure to evaluate the company's performance and to allocate resources. In addition, NBC believes cash earnings per share is a measure of performance used by some investment banks, investors, analysts and others to make informed investment decisions. Cash earnings per share is an indicator of cash generated to service debt and fund capital expenditures. Cash earnings per share is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. Cash earnings per share presented herein may not be comparable to similarly titled measures reported by other companies.

    Conference Call

    NBC Capital will provide an on-line, real-time Web-cast and rebroadcast of its fourth quarter results conference call to be held tomorrow, January 27, 2006. The live broadcast will be available on-line at www.cadencebanking.com under investor information and at www.investorcalendar.com beginning at 10:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About NBC Capital Corporation

    NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee and Alabama. NBC's stock is listed on the American Stock Exchange under the ticker symbol of NBY.

    Forward-Looking Statements

    This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Report on 10-K for the year ended December 31, 2004, and other reports filed with the Securities and Exchange Commission. NBC Capital Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.


                       NBC CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF CONDITION
                             DECEMBER 31,
                 (In thousands, except share amounts)

                                                 2005         2004
                                              -----------  -----------
ASSETS:

Cash and Due From Banks                       $   37,053   $   20,469
Interest Bearing Deposits Due From Banks           4,745        4,600
                                              -----------  -----------
   Total Cash and Due From Banks                  41,798       25,069

Securities:
  Securities Available for Sale                  418,685      440,325
  Securities Held to Maturity                     23,755       25,445
                                              -----------  -----------
    Total Securities                             442,440      465,770

Federal Funds Sold and Securities
 Purchased Under Agreement To Resell               1,324       24,358

Other Earning Assets                              16,913       16,273

Loans                                            859,629      825,264
Less:   Reserve for Loan Losses                   (9,312)     (10,914)
                                              -----------  -----------
    Net Loans                                    850,317      814,350


Bank Premises And Equipment, Net                  19,243       18,609
Interest Receivable                                8,765        7,663
Other Real Estate Owned                            5,131        4,463
Goodwill and Other Intangible Assets              39,654       40,659
Other Assets                                      20,532       22,359
                                              -----------  -----------
    Total Assets                              $1,446,117   $1,439,573
                                              ===========  ===========


LIABILITIES AND SHAREHOLDERS' EQUITY:

Non-Interest Bearing Deposits                 $  167,023   $  152,868
Interest Bearing Deposits                        954,661      963,505
                                              -----------  -----------
    Total deposits                             1,121,684    1,116,373
Interest Payable                                   2,438        1,893
Federal Funds Purchased and Securities
 Sold Under Agreement to Repurchase               58,571       26,799
Federal Home Loan Bank Borrowings                 95,481      131,001
Subordinated Debentures                           37,114       37,114
Other Liabilities                                 13,845       11,627
                                              -----------  -----------
    Total Liabilities                          1,329,133    1,324,807

SHAREHOLDERS' EQUITY:

Common Stock - $1 Par Value, Authorized
 50,000,000 shares, Issued - 9,615,806 Shares
 at December 31, 2005 and December 31, 2004        9,616        9,616
Surplus And Undivided Profits                    143,265      137,496
Accumulated Other Comprehensive Income            (8,160)      (4,374)
Treasury Stock at Cost (1,442,095 shares at
 December 31, 2005 and 1,453,295 shares at
 December 31, 2004)                              (27,737)     (27,972)
                                              -----------  -----------
  Total Shareholders' Equity                     116,984      114,766
                                              -----------  -----------
    Total Liabilities And Shareholders'
     Equity                                   $1,446,117   $1,439,573
                                              ===========  ===========

Note: Certain 2004 amounts have been reclassified to conform with 2005 reclassifications


                       NBC CAPITAL CORPORATION
                  CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)

                         FOR THE THREE MONTHS   FOR THE TWELVE MONTHS
                          ENDED DECEMBER 31       ENDED DECEMBER 31
                       ----------------------- -----------------------
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
INTEREST INCOME:

Interest And Fees On
 Loans                 $   14,404  $   12,063  $   53,035  $   43,242
Interest And Dividends
 On Investment
 Securities                 4,931       4,975      19,480      18,796
Other Interest Income         273          82         669         346
                       ----------- ----------- ----------- -----------
    Total Interest
     Income                19,608      17,120      73,184      62,384


INTEREST EXPENSE:

Interest On Deposits        5,961       4,033      20,327      14,260
Interest On Borrowed
 Funds                      2,097       1,872       7,643       6,926
                       ----------- ----------- ----------- -----------
    Total Interest
     Expense                8,058       5,905      27,970      21,186
                       ----------- ----------- ----------- -----------
    Net Interest
     Income                11,550      11,215      45,214      41,198
Provision For Loan
 Losses                       600       1,237       2,128       3,522
                       ----------- ----------- ----------- -----------
    Net Interest
     Income After
     Provision For
     Loan Losses           10,950       9,978      43,086      37,676
                       ----------- ----------- ----------- -----------


OTHER INCOME:

Service Charges On
 Deposit Accounts           1,955       2,127       7,952       8,581
Trust Department
 Income                       631         562       2,219       2,061
Insurance Commission
 and Fee Income               989         922       4,578       4,367
Mortgage Loan Fee
 Income                       185         275         838       1,202
Other Non-Interest
 Income                       897         854       4,189       3,673
Gains On Securities -
 Net                            6          93         159         223
                       ----------- ----------- ----------- -----------
    Total Other Income      4,663       4,833      19,935      20,107
                       ----------- ----------- ----------- -----------


OTHER EXPENSE:

Salaries & Employee
 Benefits                   6,145       5,936      24,934      23,415
Net Premises And Fixed
 Asset Expense              1,569       1,617       6,172       5,861
Other Operating
 Expense                    4,020       3,464      13,639      12,451
                       ----------- ----------- ----------- -----------
    Total Other
     Expense               11,734      11,017      44,745      41,727
                       ----------- ----------- ----------- -----------


Income Before Income
 Taxes                      3,879       3,794      18,276      16,056
Applicable Income Tax
 Expense                      607         410       4,522       3,757
                       ----------- ----------- ----------- -----------
    Net Income         $    3,272  $    3,384  $   13,754  $   12,299
                       =========== =========== =========== ===========

Earnings Per Share:
    Basic              $     0.40  $     0.41  $     1.68  $     1.51
    Diluted            $     0.40  $     0.41  $     1.68  $     1.50
                       =========== =========== =========== ===========

Average Weighted
 Shares:
    Primary             8,171,450   8,158,891   8,166,211   8,161,566
    Diluted             8,188,222   8,199,681   8,181,768   8,201,147


                       NBC CAPITAL CORPORATION
                         FINANCIAL HIGHLIGHTS
             (amounts in thousands except per share data)

FOR THE THREE MONTHS
   ENDED DECEMBER 31:                             2005         2004
                                                ----------  ----------

Net Earnings                                   $    3,272  $    3,384
Basic and Diluted Earnings Per Share                 0.40        0.41
Cash Dividends Per Share                             0.25        0.24

ANNUALIZED RETURNS
Return on Average Assets                              0.9%        0.9%
Return on Average Equity                             11.1%       11.9%


FOR THE TWELVE MONTHS
   ENDED DECEMBER 31:                             2005         2004
                                               ----------- -----------

Net Earnings                                   $   13,754  $   12,299
Basic Earnings Per Share                             1.68        1.51
Diluted Earnings Per Share                           1.68        1.50
Cash Dividends Per Share                             0.98        0.96

ANNUALIZED RETURNS
Return on Average Assets                              1.0%        1.0%
Return on Average Equity                             11.8%       11.0%


SELECTED BALANCES AT
  DECEMBER 31:                                    2005         2004
                                               ----------- -----------

Total Assets                                   $1,446,117  $1,439,573
Deposits and Securities Sold Under
    Agreements to Repurchase                    1,150,155   1,142,547
Loans                                             859,629     825,264
Total Securities                                  442,690     465,770
Shareholders' Equity                              116,984     114,766
Market Price Per Share                              23.79       26.57
Book Value Per Share                                14.31       14.06

    CONTACT: NBC Capital Corporation, Starkville
             Richard T. Haston, 662-324-4258